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Genta Appoints Richard J. Moran Senior Vice-President and
Chief Financial Officer

Seasoned Pharmaceutical Manager to Lead Financial Operations and Strategic
Planning

BERKELEY HEIGHTS, NJ – September 16, 2005 – Genta Incorporated (NASDAQ: GNTA) announced today the appointment of Richard J. Moran, CPA, as Senior Vice-President and Chief Financial Officer (CFO) to succeed William Keane who is resigning his position effective September 23, 2005. Mr. Moran will also serve as Corporate Secretary and will have reporting responsibility for Finance, Manufacturing Operations, and Information Technology. Mr. Keane has agreed to serve as a consultant to the Company to ensure a smooth transition.

Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer commented: “We are delighted to welcome Dick Moran to the senior management team at Genta. The extraordinary breadth and depth of his experience in finance, accounting, compliance, and business development will be of enormous value to our achieving the next series of key corporate milestones. On behalf of the Genta Board, we are extremely grateful to Bill Keane for his innumerable contributions to the management, growth and strategic development of Genta, and I am very pleased that he has agreed to provide his counsel on a continuing basis to our Company.”

Richard J. Moran, CPA

Mr. Moran brings extensive and diversified finance experience from a long career with Johnson and Johnson (JNJ) and several of its operating companies. He served as Chief Financial Officer, Vice President Finance, and member of the U.S.A. Board of Ortho Biotech from 1995 until 2002, and from 2000 to 2002 he assumed finance responsibility for the Ortho Biotech Worldwide Board. In that role, he was responsible for planning, preparation, management, compliance and controls of the accounting and financial activities of this $4.4 billion global business unit. From 2002 until his retirement in 2004, he served as Director Special Projects at JNJ’s Corporate Headquarters, where he was charged with strategic development and implementation of Sarbanes-Oxley Section #404 compliance requirements at more than 350 worldwide locations with $45 billion in sales. Mr. Moran previously served as Finance Group Controller for JNJ’s International Cilag, Ortho, McNeil Pharmaceuticals (ICOM) Group from 1989 to 1994 during the launch of Eprex® in 50 countries and Procrit® in the U.S., and he served as a Board member for both Cilag Europe and the ICOM Group. From 1983 to 1988, Mr. Moran was a Director of JNJ’s Corporate Internal Audit Department. Prior to his service at JNJ, Mr. Moran was a Staff Auditor for Arthur Andersen & Co. Mr. Moran is a member of the New Jersey Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and has served as Chairman of the Board and Treasurer of the American Red Cross of Somerset County, NJ.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.